Exhibit 99.1

THE WENDY’S COMPANY REPORTS 2014 THIRD-QUARTER RESULTS

Company-operated same-restaurant sales increase 2.0% in quarter;

two-year same-restaurant sales increase 5.2%

Company reaffirms 2014 Adjusted EPS outlook;

now expects Adjusted EBITDA of approximately $390 million; reiterates long-term outlook

Company opens 600th systemwide Image Activation restaurant

Company realigning, reinvesting resources to focus on restaurant growth and technology; expects to achieve total G&A expense savings of approximately $30 million

Board of Directors authorizes 10 percent increase in quarterly dividend rate

Dublin, Ohio (November 6, 2014) – The Wendy’s Company (NASDAQ: WEN) today reported unaudited results for the third quarter ended September 28, 2014. The Company also announced a plan to realign its resources and further reduce its general and administrative expense.

“The third quarter was challenging, but our strategic brand initiatives remain on track, as we opened our 600th Image Activation restaurant in October,” President and Chief Executive Officer Emil Brolick said. “While our third-quarter same-restaurant sales growth at Company-operated restaurants was slightly less than our expectations, our two-year comps were quite strong at 5.2 percent. We also remain on track to achieve our full-year 2014 Adjusted Earnings Per Share guidance, despite third-quarter Adjusted EBITDA results that were slightly below our projections.

“Our expectations for the third quarter included a 20-percent year-over-year revenue decline from the sale of Company-operated restaurants to franchisees,” Brolick said. “We also absorbed beef costs that were much higher than our initial projections. In addition, a year-over-year increase in temporary Image Activation restaurant closure weeks of nearly two and a half times had a negative impact on our revenue and profitability.

“The performance of our BBQ Pulled Pork Sandwich, BBQ Pulled Pork Cheeseburger and BBQ Pulled Pork Cheese Fries promotion in October was in line with our expectations,” Brolick said. “However, we lost momentum in our value segment late in the third quarter and early in the fourth quarter. We have taken action to address this by adding incremental media weight to promote our Right Price Right Size Menu®, concurrent with our BBQ Pulled Pork advertising.

“As we look to 2015 and beyond, we anticipate that wage inflation and the implementation of the Affordable Care Act will add pressure to our cost structure,” Brolick said. “In addition, we anticipate that the record-high beef costs we are currently facing will continue. As a result, we are realigning and reinvesting our resources to focus primarily on accelerated restaurant development and consumer-facing technology to drive our long-term growth. We expect these actions, coupled with the anticipated savings from the planned sale of our Canadian restaurants, to result in the reduction of approximately $30 million in general and administrative expense.

“We continue to evolve our plans for restaurant ownership optimization as part of our brand transformation,” Brolick said. “This includes the selective buying of restaurants, along with selling restaurants to franchisees who have expressed or demonstrated a commitment to Image Activation and new restaurant development. We believe this initiative will lead to a growing and more efficient Wendy’s® system supported by brand and economic model relevance. We expect that the net result will be a reduction in the number of Company-operated restaurants over time. We believe our realignment and reinvestment of resources will effectively support our restaurant ownership optimization strategy, which we intend to discuss in greater detail at our Investor Day on February 3.”

Third-quarter 2014 summary

Additional highlights from the third quarter include the following (see “Disclosure Regarding Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP measures included herein, i.e., Adjusted EBITDA and Adjusted Earnings Per Share):

•	Wendy’s Company-operated restaurants generated a same-restaurant sales increase of 2.0 percent in the third quarter of 2014. Franchise same-restaurant sales in North America increased 0.5 percent during the quarter. The differential between Company-operated and franchise same-restaurant sales was primarily due to a higher number of Company-operated Image Activation restaurants in operation during the quarter.

•	Consolidated revenues were $512.5 million in the third quarter of 2014, compared to $640.8 million in the third quarter of 2013. The 20.0 percent decrease resulted from lost revenue following the sale of Company-operated restaurants to franchisees as part of the Company’s system optimization initiative, as well as the impact of temporary restaurant closures related to the Company’s Image Activation reimaging program.

•	North America Company-operated restaurant margin was 15.5 percent in the third quarter of 2014, compared to 15.6 percent in the third quarter of 2013. The 10-basis point margin decrease was due mostly to an increase in commodity costs of 70 basis points (primarily from higher beef prices) and an increase in temporary Image Activation restaurant closure weeks of nearly two and a half times, partly offset by the positive impact of system optimization.

•	General and administrative expense was $65.8 million in the third quarter of 2014, compared to $76.5 million in the third quarter of 2013. The decrease resulted primarily from cost savings related to the Company’s system optimization initiative, as well as lower incentive compensation and a reduction in Image Activation incentive expense, which resulted from the previously announced change in its franchisee incentive program structure.

•	Adjusted EBITDA was $94.1 million in the third quarter of 2014, down 4.7 percent compared to third-quarter 2013 Adjusted EBITDA of $98.7 million. The decrease was due primarily to a $4.2 million year-over-year reduction in gains on asset sales and the impact of lost revenue from Image Activation restaurant closures.

•	Operating profit was $46.9 million in the third quarter of 2014, compared to $26.8 million in the third quarter of 2013. The 75.0 percent increase resulted primarily from year-over-year reductions in general and administrative expense, Facilities action charges and depreciation and amortization expense. The 2014 results include Other operating expense of $8.8 million, primarily related to increased rent expense from real estate subleased to franchisees, compared to Other operating income of $3.6 million in 2013. (The Company had previously recorded lease expense on these properties in cost of sales.)

•	Net income attributable to The Wendy’s Company was $22.8 million in the third quarter of 2014, compared to a Net loss attributable to The Wendy’s Company of $1.9 million in the third quarter of 2013. In addition to the items cited in Operating profit above, the Net income results include an effective tax rate of 33.0 percent in the third quarter of 2014 compared to 116.1 percent in the third quarter of 2013.

•	Adjusted Earnings Per Share were $0.08 in the third quarter of both 2014 and 2013.

•	Reported earnings per share were $0.06 in the third quarter of 2014, compared to earnings per share of $0.00 in the third quarter of 2013. The 2014 results include a year-over-year reduction in Facilities action charges.

Company plans to realign, reinvest resources to focus on restaurant growth and technology

The Company announced a plan to realign and reinvest its resources to focus primarily on restaurant development and consumer-facing technology. The Company believes this initiative, coupled with the previously announced sale of its Canadian Company-operated restaurants, will yield a total cost reduction of approximately $30 million. The Company expects to realize a small benefit from this initiative in 2014 and expects to achieve the remainder of the savings in 2015.

The Company expects to realize efficiencies primarily through the realignment of its U.S. field operations and savings at its Restaurant Support Center in Dublin, Ohio. The Company expects to record total costs related to this initiative of approximately $20 million to $25 million, primarily during the fourth quarter of 2014 and first half of 2015, in the “Facilities action charges, net” line of the Company’s consolidated statement of operations.

In connection with this cost-savings initiative, the Company plans to realign and reinvest resources toward investments in consumer-facing technology and restaurant development to drive its brand transformation and long-term growth. “Returning our North America restaurant system to positive net development in the near future is a key element of our long-term strategic plan,” Brolick said.

The Company expects its 2015 general and administrative expense to be approximately $250 million after realizing approximately $30 million in anticipated savings. The Company anticipates that cost increases related to higher incentive compensation, wage and benefit inflation and a 53rd operating week will partially offset these savings.

Restaurant ownership optimization initiative momentum continues

As part of its ongoing restaurant ownership optimization effort, the Company sold 12 North America restaurants to franchisees during the third quarter. The transactions generated additional restaurant reimaging commitments for the Company’s Image Activation program, as well as commitments for the development of new franchise-operated restaurants. The Company also acquired three restaurants from franchisees during the quarter.

“We believe our restaurant ownership optimization initiative will drive future growth by expanding brand access and ensuring that our restaurants convey a contemporary image, consistent with our brand transformation,” Brolick said. “Going forward, we expect that we will continue to buy and sell restaurants opportunistically, as we utilize system optimization to invigorate the franchisee base, drive development growth and increase Image Activation adoption. Our goal is to continue to improve our economic model through a stronger franchisee base and improved earnings quality, with increased royalties and rental income.”

In addition, the Company’s previously announced initiative to further optimize its restaurant portfolio with the sale of approximately 135 Company-operated restaurants in Canada to new and existing franchise operators remains on track. The Company is targeting the end of the first quarter of 2015 for the completion of these transactions.

Company on track for 435 to 460 new and reimaged systemwide restaurants in 2014

The Company remains on track to reimage 200 Company-operated restaurants and now expects 175 to 200 franchise-operated restaurants in 2014. The Company also expects 15 new Company-operated Image Activation restaurants and 45 new franchise-operated Image Activation restaurants in 2014. The Company continues to target the implementation of Image Activation in 85 percent of its Company-operated restaurants and 35 percent of the North America system by the end of 2017.

Company reaffirms 2014 Adj. EPS outlook; expects Adj. EBITDA of approximately $390 million

For 2014, the Company continues to expect Adjusted Earnings Per Share of $0.34 to $0.36. The Company now expects 2014 Adjusted EBITDA of approximately $390 million, an increase of approximately 6 percent compared to 2013.

The Company expects its total 2014 depreciation and amortization expense to decrease approximately 10 percent compared to 2013, including the impact of accelerated depreciation in both years, primarily as a result of the Company’s system optimization initiative. Due to lower-than-anticipated average asset write-offs per reimaged restaurant, the Company now expects to record approximately $30 million of pretax depreciation expense related to the Image Activation initiative in 2014.

Also included in the Company’s 2014 outlook are the following assumptions:

•	A reduction in interest expense of approximately $15 million, resulting from the Company’s 2013 debt restructuring.

•	Capital expenditures of $280 to $290 million, including approximately $215 million for Company-operated Image Activation restaurants.

•	The Company expects to reimage 200 Company-operated restaurants, including 35 scrape and rebuilds, in addition to the reimaging of 175 to 200 franchise restaurants.

•	A reported effective tax rate of 38 to 40 percent.

Based on its year-to-date results, current sales trends and projections, the Company now expects full-year average same-restaurant sales growth of approximately 2.5 percent at Company-operated restaurants. Due primarily to its expectation for significantly higher year-over-year fourth-quarter beef costs, the Company now anticipates a full-year Company-operated restaurant margin of 15.5 to 15.7 percent.

“In the fourth quarter, we expect another quarter of positive same-restaurant sales growth, despite rolling over the strong performance of our Pretzel Pub Chicken and Bacon Portabella Melt promotions in 2013,” Brolick said.

Company reaffirms long-term outlook

The Company continues to expect Adjusted EBITDA growth in the mid-to-high single-digit range in 2015, including 2015 general and administrative expense of approximately $250 million, followed by high single-digit growth in 2016 and low-double-digit Adjusted EBITDA growth beginning in 2017. The Company expects mid-teens Adjusted Earnings Per Share growth beginning in 2015. This outlook includes the expectation for annual same-restaurant sales growth of at least 3 percent beginning in 2015.

Company to enhance shareholder returns with 10 percent dividend rate increase

The Company announced that its Board of Directors has authorized a 10 percent increase in the quarterly cash dividend rate from $0.05 to $0.055 per share. The increase will be effective with the next quarterly cash dividend, which is payable December 15, 2014, to shareholders of record as of December 1, 2014.

During the third quarter of 2014, the Company’s Board of Directors also authorized a share repurchase program for up to $100 million of the Company’s common stock. During the third quarter, the Company repurchased more than 1.7 million shares for $13.9 million at an average price of $8.01 per share. As of November 6, 2014, approximately $78.7 million remains under the current repurchase authorization, which expires at the end of 2015.

“The dividend increase and share repurchases are important elements of our financial management strategy,” Chief Financial Officer Todd Penegor said. “This is consistent with our articulated priority of first deploying capital to drive the organic growth of our restaurant business, in addition to returning cash to shareholders.”

Conference call and webcast scheduled for 9 a.m. today, November 6

The Company will host a conference call today at 9 a.m. ET, with a simultaneous webcast from the Investors section of the Company’s website at www.aboutwendys.com. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. An archived webcast will be available on the Company’s website at www.aboutwendys.com.

Company to Issue Preliminary 2014 Results and 2015 Outlook on February 3

The Company intends to present its preliminary 2014 results and 2015 outlook on Tuesday, February 3, 2015 at its 2015 Investor Day in Dublin, Ohio. The live presentation will be available via webcast from the Investors section of the Company’s website at www.aboutwendys.com. An archived webcast with the accompanying slides will also be available on the Company’s website.

Forward-Looking Statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;

(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels;

(3)	the ability to effectively manage the acquisition and disposition of restaurants;

(4)	cost and availability of capital;

(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;

(6)	the financial condition of the Company’s franchisees;

(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;

(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism, or security breaches of the Company’s computer systems;

(9)	the effects of negative publicity that can occur from increased use of social media;

(10)	the availability of suitable locations and terms for the development of new restaurants;

(11)	risks associated with the Image Activation program;

(12)	adoption of new, or changes in, laws, regulations or accounting policies and practices;

(13)	changes in debt, equity and securities markets;

(14)	goodwill and long-lived asset impairments;

(15)	changes in interest rates;

(16)	expenses and liabilities for taxes related to periods up to the date of sale of Arby’s as a result of the indemnification provisions of the Arby’s Purchase and Sale Agreement;

(17)	the difficulty in predicting the ultimate costs associated with the sale of Company-operated restaurants to franchisees, employee termination costs, the timing of payments made and received, the results of negotiations with landlords, the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants and the future impact to the Company’s earnings, restaurant operating margins, cash flow and depreciation;

(18)	the difficulty in predicting the ultimate costs that will be incurred in connection with the Company’s plan to reduce its general and administrative expense, and the future impact on the Company’s earnings; and

(19)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations. All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact. The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Earnings Per Share, which exclude certain expenses, net of certain benefits, detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and competitors, and as internal measures of business operating performance. The Company believes Adjusted EBITDA and Adjusted Earnings Per Share provide a meaningful perspective of the underlying operating performance of the Company’s current business. Adjusted EBITDA and Adjusted Earnings Per Share are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”). Because all companies do not calculate Adjusted EBITDA and Adjusted Earnings Per Share (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way The Wendy’s Company calculates such measures and should not be considered as alternative measures of net income or earnings per share. Because certain income statement items needed to calculate net income vary from quarter to quarter, the Company is unable to provide projections of net income or earnings per share, or a reconciliation of projected Adjusted EBITDA to projected net income or projected Adjusted Earnings Per Share to projected earnings per share. The Company’s presentation of Adjusted EBITDA and Adjusted Earnings Per Share does not replace the presentation of the Company’s financial results in accordance with GAAP.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes more than 6,500 franchise and Company-operated restaurants in the United States and 29 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

Contacts:

David D. Poplar

Vice President of Investor Relations

(614) 764-3311

david.poplar@wendys.com

Bob Bertini

Senior Director of Media Relations

(614) 764-3327

bob.bertini@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

Three and Nine Month Periods Ended September 28, 2014 and September 29, 2013

(In Thousands Except Per Share Amounts)

	Three Months		Nine Months
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Sales	$409,059	$558,029	$1,266,493	$1,659,900
Franchise revenues	103,430	82,750	292,619	235,105

	512,489	640,779	1,559,112	1,895,005

Costs and expenses:
Cost of sales	343,807	469,177	1,065,777	1,403,303
General and administrative	65,774	76,518	203,122	216,623
Depreciation and amortization	36,274	44,325	117,790	134,841
Facilities action charges (income), net	7,520	22,275	(35,630)	31,690
Impairment of long-lived assets	3,408	5,327	3,740	5,327
Other operating expense (income), net	8,783	(3,653)	4,522	(3,043)

	465,566	613,969	1,359,321	1,788,741

Operating profit	46,923	26,810	199,791	106,264
Interest expense	(13,204)	(15,620)	(39,328)	(55,548)
Loss on early extinguishment of debt	—	—	—	(21,019)
Other income, net	373	2,273	1,753	50

Income before income taxes and noncontrolling interests	34,092	13,463	162,216	29,747
Provision for income taxes	(11,262)	(15,625)	(64,076)	(17,774)

Net income (loss)	22,830	(2,162)	98,140	11,973
Net loss attributable to noncontrolling interests	—	223	—	445

Net income (loss) attributable to The Wendy’s Company	$22,830	$(1,939)	$98,140	$12,418

Basic and diluted net income (loss) per share attributable to The Wendy’s Company	$0.06	$—	$0.26	$0.03

Number of shares used to calculate basic income (loss) per share	366,880	392,579	371,714	392,750

Number of shares used to calculate diluted income (loss) per share	372,152	392,579	377,892	398,101

	September 28, 2014	December 29, 2013
	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$342,446	$580,152
Total assets	4,179,455	4,363,040
Long-term debt, including current portion	1,446,551	1,463,828
Total stockholders’ equity	1,728,715	1,929,486

Reconciliation of Adjusted EBITDA to Net Income (Loss)

Attributable to The Wendy’s Company

(In Thousands)

(Unaudited)

	Three Months		Nine Months
	2014	2013	2014	2013

Adjusted EBITDA	$94,125	$98,737	$285,691	$278,122
(Less) plus:
Depreciation and amortization	(36,274)	(44,325)	(117,790)	(134,841)
Facilities action charges (income), net	(7,520)	(22,275)	35,630	(31,690)
Impairment of long-lived assets	(3,408)	(5,327)	(3,740)	(5,327)

Operating profit	46,923	26,810	199,791	106,264

Interest expense	(13,204)	(15,620)	(39,328)	(55,548)
Loss on early extinguishment of debt	—	—	—	(21,019)
Other income, net	373	2,273	1,753	50

Income before income taxes and noncontrolling interests	34,092	13,463	162,216	29,747
Provision for income taxes	(11,262)	(15,625)	(64,076)	(17,774)

Net income (loss)	22,830	(2,162)	98,140	11,973
Net loss attributable to noncontrolling interests	—	223	—	445

Net income (loss) attributable to The Wendy’s Company	$22,830	$(1,939)	$98,140	$12,418

Reconciliation of Adjusted Income and Adjusted Earnings Per Share to Net Income (Loss)

and Earnings Per Share Attributable to The Wendy’s Company

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months
	2014		2013
		Per share		Per share (a)

Adjusted income and adjusted earnings per share	$29,617	$0.08	$30,254	$0.08

(Less) plus:
Facilities action charges, net	(4,077)	(0.01)	(24,990)	(0.06)
Impairment of long-lived assets	(2,103)	(0.01)	(3,332)	(0.01)
Depreciation of assets that will be replaced as part of the Image Activation initiative	(728)	(0.00)	(3,591)	(0.01)
Gain (loss) on sale of investment, net	121	0.00	(503)	(0.00)

Total adjustments	(6,787)	(0.02)	(32,416)	(0.08)

Net income (loss)	22,830	0.06	(2,162)	(0.00)
Net loss attributable to noncontrolling interests	—	—	223	0.00

Net income (loss) and earnings per share attributable to The Wendy’s Company	$22,830	$0.06	$(1,939)	$(0.00)

Reported number of shares used to calculate diluted income (loss) per share		372,152		392,579
Plus: Dilutive effect of stock options and restricted shares		—		8,145

Adjusted number of shares used to calculate adjusted earnings per share		372,152		400,724

	Nine Months
	2014		2013
		Per share		Per share

Adjusted income and adjusted earnings per share	$90,083	$0.24	$75,132	$0.19

Plus (less):
Facilities action (income) charges, net	20,238	0.05	(30,875)	(0.08)
Depreciation of assets that will be replaced as part of the Image Activation initiative	(9,994)	(0.03)	(15,312)	(0.04)
Impairment of long-lived assets	(2,308)	(0.00)	(3,332)	(0.01)
Gain (loss) on sale of investment, net	121	0.00	(503)	(0.00)
Loss on early extinguishment of debt	—	—	(13,137)	(0.03)

Total adjustments	8,057	0.02	(63,159)	(0.16)

Net income	98,140	0.26	11,973	0.03
Net loss attributable to noncontrolling interests	—	—	445	0.00

Net income and earnings per share attributable to The Wendy’s Company	$98,140	$0.26	$12,418	$0.03

Reported number of shares used to calculate diluted income (loss) per share		377,892		398,101
Plus: Dilutive effect of stock options and restricted shares		—		—

Adjusted number of shares used to calculate adjusted earnings per share		377,892		398,101

(a)	Adjusted earnings per share amounts for the three months ended September 29, 2013 include the dilutive effect of stock options and restricted shares, which were excluded from the reported number of shares used to calculate basic and diluted loss per share, as the impact would have been anti-dilutive. Included above is a reconciliation of the number of shares used to calculate adjusted earning per share amounts.